ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140354599-22
	Filing Date and Time 05/14/2014 11:38 AM
	Entity Number E0187902006-2

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

China Internet Cafe Holdings Group, Inc.

2. Description of the original document for which correction is being made:

Certificate of Change

3. Filing date of the original document for which correction is being made: April 25, 2014

4. Description of the inaccuracy or defect:

Effective date of the reverse stock split resulting in the change in the number of authorized and outstanding shares reported in the Certificate of Change.

5. Correction of the inaccuracy or defect:

The effective date of the Certificate of Change shall be 5:00 p.m. EDST on June 16, 2014.

6. Signature:

X [signature]

Authorized Signature Dishan Guo

Chief Executive Officer
Title *

May 14, 2014
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.